Exhibit 10.6

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (“Agreement”) is executed by and between Coastal Community Bank (hereinafter the "Employer") and Andrew Stines (hereinafter "Employee”).
WHEREAS Employer and Employee recognize that it is appropriate to end the employment relationship; that the parties intend by this Agreement to resolve all issues between them that exist; and that Employee intends to release Employer, its owners, officers, employees and agents from all claims or differences that relate in any way to Employee’s employment or separation of employment with Employer;
THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:
1.    Separation. Employee’s last day of work will be October 1, 2025 (the “Separation Date”).
2.    Accrued Salary and Vacation. On the next regular pay date occurring after the Separation Date, Employer will pay Employee all accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. Employee is entitled to these payments regardless of whether Employee signs this Agreement.
3.    Severance. As consideration under this Agreement to which Employee would not otherwise be entitled, Employer agrees to pay to Employee the gross amount of $70,000.00, subject to standard payroll deductions and withholdings (“Severance Amount”) in one lump sum, on the next regularly scheduled pay date after the Effective Date of this Agreement as defined below. The Employee acknowledges and agrees that as partial consideration for Employee’s separation, the following unvested shares of the Employee shall be accelerated and shall be deemed vested as of the Separation Date: (i) 1,500 RSAs (Grant ID: RSA-0001), and (ii) 5,647 RSUs (Grant IDs: ES-1236, ES-1362, ES-1508, CCB-110 and
CCB-308). The Employee agrees that to the extent any other unvested shares of the Employee exist, such unvested shares are hereby forfeited.
4.    Tax Liability. In connection with the payment(s) described above, Employee agrees that: (a) Employee is solely responsible for any tax liabilities and consequences which may result from the payment(s), if any; (b) Employee will not be paid any further sums of money by Employer even if the tax liabilities and consequences to Employee from the payment(s) are ultimately assessed in a manner which Employee does not anticipate; and (c) Employer has not made any representations to Employee concerning any tax aspects of the payment(s).
5.    Healthcare. Employee’s healthcare coverage will be effective through October 31, 2025. Should Employee remain eligible for continued healthcare coverage after October 31, 2025 under the federal COBRA law, Employee may continue such coverage for any remaining period of eligibility, provided Employee pays the entire cost of the premiums then in effect.
6.    Prospective Employers. In response to inquiries from prospective employers about the Employee, Employer will provide only Employee’s dates of employment, position, job duties, and if requested and authorized by the Employee in writing, the Employee's last salary or rate of pay.
7.    Unemployment Benefits. Employer will not contest Employee’s application for unemployment benefits, subject to its obligation to provide truthful responses to the Washington Employment Security
Department (“ESD”). Employer will advise ESD that it does not oppose an award of benefits. Employee acknowledges that any final determination regarding entitlement to benefits would be made by ESD and is outside Employer’s control.

8.    Affirmation of Payment. Employee affirms that Employee has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to Employee, except as provided in this Agreement.
9.    No Injuries. Employee affirms that Employee has no known workplace injuries or occupational diseases.
10.    Release. Employee hereby releases, acquits and forever discharges Coastal Community Bank, and its owners, agents, employees, officers, directors, partners, shareholders, assigns, successors, joint venturers, insurers and affiliated persons and organizations (“Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, disputed wages, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, arising out of or in any way related to Employee’s employment with and separation from Employer, arising on or before the Effective Date of this Agreement as defined below, including, but not limited to: all common law claims in contract, public policy or tort, such as breach of express or implied contract, including breach of employment contract, interference with contractual relations, wrongful discharge in violation of public policy, constructive discharge, retaliation, legal or equitable claim of violation of the duty of good faith and fair dealing, intentional or negligent infliction of emotional distress, negligent or intentional misrepresentation, fraud, defamation, slander; claims related to wages, salary, bonuses, commissions, incentive payments, including any claim for liquidated or double damages, to the extent permitted by law; claims related to stock, stock options or any ownership or equity interests in Employer; claims related to vacation, personal time off, fringe benefits, expense reimbursements or any other form of compensation; claims for breach of any term or condition of an employee handbook or policy manual, including any claim for breach of any promise of specific treatment in specific circumstances; claims pursuant to any federal, state or local law, including, but not limited to: Title VII of the Civil Rights Act of 1964, as amended; Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; Employee Retirement Income Security Act of 1974 (ERISA), as amended; Immigration Reform and Control Act, as amended; Americans with Disabilities Act of 1990, as amended; Workers Adjustment and Retraining Notification Act, as amended; Occupational Safety and Health Act, as amended; the Sarbanes-Oxley Act of 2002; National Labor Relations Act; Family Medical Leave Act, as amended; Washington Law Against Discrimination (RCW 49.60 et seq.); any provision of Title 49 of the Revised Code of Washington; Washington Minimum Wage Act, as amended, to the extent permitted by law; any provision of Title 296 of the Washington Administrative Code; Title 50 of the Industrial Insurance Act of Washington, as amended, to the extent permitted by law; Washington Consumer Protection Act (RCW 19.86 et. seq.); Age Discrimination in Employment Act (ADEA); Older Workers Benefit Protection Act (OWBPA); Equal Pay Act of 1963; Consolidated Omnibus Budget Reconciliation Act (COBRA); any claim pursuant to a collective bargaining agreement; and any claim for attorney’s fees, costs or other expenses incurred in pursuing a claim under any federal, state or local law (collectively, the “Released Actions”).
11.    No Lawsuits or Actions. Employee represents that Employee has no lawsuits, claims or actions pending in Employee’s name or on behalf of any other person or entity against Employer or any other person or entity subject to the release granted in the preceding paragraph. Nothing in this Agreement shall constitute a release of any rights or claims that cannot be waived as a matter of law, including, without limitation, any rights or entitlements under state workers’ compensation laws, unemployment insurance and disability benefits, and state and federal minimum wage and overtime laws. Nothing in this Agreement is intended to restrict, prohibit, or interfere with Employee’s right to engage in a protected activity, including engaging in concerted activity under the National Labor Relations Act, or filing a charge with, or participating in any investigation or proceeding conducted by a federal, state or local administrative agency, including the Equal Employment Opportunity Commission and Washington State Human Rights Commission, although Employee expressly waives any right to monetary relief related to such charge or administrative complaint. Employee expressly waives any right to monetary relief from Employer related to such charge or administrative complaint but is entitled to receive any monetary incentive provided by the governmental agency for providing such information. Nothing in this Agreement is intended to restrict Employee’s right to challenge the validity of this Agreement as to claims and rights asserted under the Age Discrimination in Employment Act.

12.    Return of Property. Employee acknowledges their obligation to return to Employer all keys and Employer property in Employee’s possession. To the extent such items have not already been returned to Employer, Employee will do so no later than the initial signing of this Agreement.
13.    Confidentiality of Severance. Employer and Employee agree to treat the amount paid under this Agreement as confidential and will refrain from publicly or privately divulging, announcing, or discussing the amount paid set forth herein. The scope of this confidentiality provision does not extend to discussions Employee may have with Employee’s financial or legal advisors or spouse/domestic partner, or prohibit Employee from disclosing conduct that Employee reasonably believes to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, sexual assault, or that is recognized as against a clear mandate of public policy.
14.    Confidentiality. Employee expressly acknowledges, by virtue of Employee’s employment with Employer, Employee has become privy to certain proprietary business information, management and production strategies, trade secrets, product information, customer lists, and/or pricing information of Employer (collectively, “Confidential Information”). Employee acknowledges and agrees that Employer’s Confidential Information is a valuable, special and unique asset of Employer and that Employer has taken reasonable efforts under the circumstances to maintain its confidentiality. Employee will not disclose any Confidential Information of Employer for any purpose without the express written consent of Employer and Employee will not use any Confidential Information for any purpose after the end of Employee’s employment with Employer. In the event that Employee is served with a subpoena or other due process of law inquiring in any way into matters which may be within the scope of this Section, Employee shall immediately notify Employer in writing in a timely manner such as to allow Employer the opportunity to intervene if it chooses into such matter in such a way as to protect its proprietary interests. The obligations in this Section shall survive the execution of this Agreement in perpetuity.
In order to comply with the Defend Trade Secrets Act of 2016: Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: 1) in confidence to a federal, state, or local government official, either directly or indirectly, solely for the purpose of reporting or investigating a suspected violation of law; 2) in confidence to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or 3) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
15.    Non-Disparagement. Employee agrees not to willfully, maliciously or knowingly make false statements regarding Employer, its officers, directors, management, employees or former employees. Employee further agrees not to disparage customers, clients, suppliers or vendors of Employer. Employer agrees to use its best efforts to cause its officers, directors, and management employees not to disparage Employee’s professional or personal reputation. This paragraph shall not preclude any party from responding truthfully to inquiries made in connection with any legal or governmental proceeding pursuant to subpoena or other legal process, or from disclosing conduct that Employee reasonably believes to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, sexual assault, or that is recognized as against a clear mandate of public policy.
16.    Non-Solicit and No-Hire. Employee agrees that, for a period of 18 months following the Separation Date (the “Restricted Period”), Employee shall not, directly or indirectly, solicit for employment, employ, or otherwise engage (whether as an employee, consultant, or independent contractor) any person who was an employee of the Employer or any of its affiliates at any time during the twelve (12) months preceding the Separation Date. Further, during the Restricted Period, Employee shall not, directly or indirectly, solicit or attempt to solicit, divert, or accept business from any customer, client, depositor, or prospective customer, client, or depositor of the Employer or its affiliates with whom Employee had material business contact or about whom Employee obtained confidential information during the course of his employment, if such business is competitive with the Employer’s business,. Employee acknowledges that the restrictions set forth in this Section are reasonable in scope and duration, necessary to protect the legitimate business interests of the Employer, and a material inducement for the Employer to enter into this Agreement.

17.    Independent Review. Employee understands and acknowledges the significance and consequence of this Agreement, acknowledges that Employee has had the opportunity to review and consult with other persons of Employee’s choice about this Agreement, recognizes that Employee enters into this Agreement voluntarily, and expressly consents that it will be given full force and effect according to each and all of its expressed terms and provisions, including those relating to unknown or unsuspected claims, demands, obligations and causes of action that are in any manner related to Employee’s employment and separation of employment with Employer. Employee acknowledges, further, that Employee has been advised to consult with an attorney prior to accepting this Agreement, and Employee acknowledges that Employee has had the ability and opportunity to do so.
18.    Governing Law. This Agreement shall in all respects be subject to and governed by the internal laws of the State of Washington and not its law of conflicts. The parties agree that any action filed in relation to this Agreement will be in Snohomish County, State of Washington.
19.    Indemnity. Employee shall indemnify the Released Parties against any Released Actions, whatsoever, brought by Employee, including attorneys’ fees and costs associated with Employer’s defense against any Released Actions.
20.    No Admission of Liability. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by any party of any liability or unlawful conduct of any kind. Employer expressly denies any such liability.
21.    No Modifications. This Agreement may be modified only by written agreement of Employer and Employee and may not be modified by any oral agreement.
22.    Severability. If any part or provision of this Agreement is deemed invalid or otherwise unenforceable by a court of proper jurisdiction, those sections will be enforced to the extent deemed lawful by the court, and the remaining sections of this Agreement will continue to be valid and effective in full force.
23.    Counterparts. This Agreement may be executed in one or more counterparts, by facsimile or duplicates of originals, all of which, taken together, shall constitute the same instrument.
24.    Acceptance and Revocation. Employee has twenty-one (21) calendar days from the date of receipt of this document in which to consider this Agreement and seven (7) calendar days after accepting and signing this Agreement in which to revoke it. Any revocation within this period must be delivered, in writing, to Coastal Community Bank and state, “I hereby revoke my acceptance of the Severance Agreement and Release between me and Employer.” To be effective, the revocation must be personally delivered to Erika Heer, Chief Human Resources Officer at 5415 Evergreen Way Everett WA 98203 or delivered via email to Erika Heer at eheer@coastalbank.com within seven (7) calendar days of Employee’s execution of this Agreement. Accordingly, this Agreement shall be enforceable and effective at 12:01 a.m. on the eighth (8th) day after Employee has signed this Agreement (the “Effective Date”), provided it has not been revoked during the seven-day revocation period. The 21-day period runs from the date of Employer's final offer. The parties agree that any changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period.
25.    Acknowledgement of Receipt. Employee acknowledges and agrees that this Agreement was given to Employee on September 29, 2025. Employee understands and acknowledges that Employee may consult with other persons, including an attorney, and that Employee has up to twenty-one (21) calendar days to accept this Agreement. Should Employee sign this Agreement before the expiration of the twenty-one (21) day period, Employee waives the right to the full twenty-one (21) day review period.

ACCEPTANCE OF AGREEMENT
Both parties hereto acknowledge that they have carefully read this Severance Agreement and Release, and understand the contents set forth herein, and have signed the same of their own free act.
The undersigned hereby accept the terms and conditions stated in this Severance Agreement and Release.
This Agreement will become effective and enforceable at 12:01 a.m. on the eighth (8th) calendar day after the date appearing below Employee’s signature if not revoked during that period of time.

Andrew Stines

Date: 10/1/2025

Erika Heer, Chief Human Resources Officer Coastal Community Bank
Date: